Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

YS Biopharma Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457(c) and Rule 457(h)	6,656,582	(1)	$1.39	(2)	$9,252,649	$0.0001102	$1,020
Total Offering Amounts							$9,252,649		$1,020
Total Fees Previously Paid									$0
Total Fee Offsets									$0
Net Fee Due									$1,020

(1)	Represents a total of 6,656,582 Ordinary Shares initially reserved for future issuance under the 2022 Plan.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $1.39, the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Stock Market on July 3, 2023.